As filed with the Securities and Exchange Commission on September 9, 2013

Registration Statement No. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRUNITY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3669	87-0496850
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

230 Commerce Way
Portsmouth, NH 03801
(866) 723-4114

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terry Anderton	With a copy to:
Chief Executive Officer	Robert B. Macaulay
Trunity Holdings, Inc.	Carlton Fields P.A.
230 Commerce Way	100 SE Second Street, Suite 4200
Portsmouth, NH 03801	Miami, Florida 33131
(866) 723-4114	(305) 530-0050

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To	Offering Price	Aggregate	Amount of
Title of Each Class Of Securities To Be Registered	Be Registered(1)	Per Share(2)	Offering Price(2)	Registration Fee (2)
Common Stock, par value $.0001	17,872,940	$0.29	$5,183,153	$707.00

(1)
The amount is comprised of (i) 8,936,470 shares of the registrant’s common stock and (ii) 8,936,470 shares of the registrant’s common stock issuable upon the exercise of warrants.  The shares and warrants are held by certain selling stockholders named in the prospectus contained herein and any supplements thereto.  The registrant is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering.  In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act based upon the average of the bid and asked prices of the registrant’s common stock reported on the OTCQB Market on September 4, 2013 of $0.29 per share.  It is not known how many shares will be sold under this registration statement or at what price or prices such shares will be sold.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted or legal.

Subject to completion, dated                  , 2013

PRELIMINARY PROSPECTUS

TRUNITY HOLDINGS, INC.

17,872,940 Shares of Common Stock

This prospectus relates to the resale of up to (i) 8,936,470 shares of common stock, $0.0001 par value per share, of Trunity Holdings, Inc., a Delaware corporation, and (ii) 8,936,470 shares of common stock issuable upon exercise of warrants, that the selling stockholders named in this prospectus or any prospectus supplement may offer from time to time.  The selling stockholders are those holders named in the table under the section entitled “Selling Stockholders” beginning on page 15 of this prospectus or named in a supplement to this prospectus.

The selling stockholders will receive all of the net proceeds from the sale of common stock offered hereby. We will not receive any proceeds from the sale of these shares by the selling stockholders, but we will bear certain of the costs and expenses of registering the common stock offered by the selling stockholders. Selling costs, brokers fees and applicable transfer taxes are payable by the selling stockholders.  We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus.

The selling stockholders will determine where they may sell the shares of common stock in all cases, including, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. For information regarding the selling stockholders and the times and manner in which they may offer or sell shares of our common stock, see “Selling Stockholders” or “Plan of Distribution.”

Our common stock is listed on the OTCQB Market under the stock symbol “TNTY”.

Investing in our common stock involves certain risks. You should carefully consider the “Risk Factors” beginning on page 4 of this prospectus before you decide whether to invest in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, NOR IS IT A SOLICITATION OF AN OFFER TO BUY SECURITIES, IN ANY STAT OR COUNTRY WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this prospectus is                  , 2013

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission, or SEC, on behalf of the selling stockholders, who are named in the table under the section entitled “Selling Stockholders” beginning on page 15 of this prospectus,  using a “shelf” registration process or continuous offering process. This means the selling stockholders may from time to time until the registration statement is withdrawn from registration by us, sell the shares of our common stock described in this prospectus in one or more offerings using this prospectus from time to time as described in the “Plan of Distribution.”

This prospectus provides you with a general description of the securities that the selling stockholders may offer. To the extent required, the number of shares of our common stock to be sold, the purchase price, the public offering price, the names of any agent or dealer and any applicable commission or discount with respect to a particular offering by any selling stockholder may be set forth in an accompanying prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus.

You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”  If there is any inconsistency between the information in this prospectus and the documents incorporated by reference herein, you should rely on the information in this prospectus. We have not authorized any other person to provide you with information different from that contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or sale of any common stock. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus is not an offer to sell, nor is it an offer to buy, our common stock in any jurisdiction in which the offer and sale is not permitted.

To the extent permitted by applicable law, rules or regulations, we may add, update or change the information contained in this prospectus by means of a prospectus supplement or post-effective amendments to the registration statement of which this prospectus forms a part through filings we make with the SEC or by another method as may then be permitted under applicable law, rules or regulations.

PRIOR TO MAKING A DECISION ABOUT INVESTING IN OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISKS CONTAINED IN THE SECTION ENTITLED “RISK FACTORS” IN THIS PROSPECTUS, AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT OR APPEARING IN THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

A NOTE ABOUT FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as statements relating to our financial condition, results of operations, plans, objectives, prospects, future performance or expectations, and business operations. These statements relate to current expectations concerning matters that are not historical fact. Accordingly, statements that are based on management’s projections, estimates, assumptions, and judgments are forward-looking statements. These forward-looking statements are typically identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “approximately,” “intend,” and other similar words and phrases, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may.” These forward-looking statements are based largely on our current expectations, assumptions, estimates, judgments, and projections about our business and our industry, and they involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable assumptions, judgments, and estimates, such forward-looking statements involve known and unknown risks, uncertainties, contingencies, and other factors (many of which are outside our control) that could cause our or our industry’s actual results, level of activity, performance or achievement to differ materially from those discussed in or implied by any forward-looking statements made by or on behalf of Trunity Holdings, Inc., and could cause our financial condition, results of operations, or cash flows to be materially adversely affected. Accordingly, there is no assurance that our expectations will in fact occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. In evaluating these statements, some of the factors that you should consider include those described under “Risk Factors” and elsewhere in the prospectus or incorporated herein by reference. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Such forward-looking statements speak only as to the date that such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus or incorporated by reference herein and is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read this entire prospectus, including the information set forth under “Risk Factors,” as well as the information incorporated by reference, before you decide to invest in our common stock.

In this prospectus, the “Company”, “Trunity”, “we”, “us” and “our” refer to Trunity Holdings, Inc. and its subsidiaries.

THE COMPANY

Generally

Trunity Holdings, Inc. is a Delaware corporation formed on January 18, 2012, headquartered in Portsmouth, New Hampshire. We have a wholly-owned subsidiary, Trunity, Inc., a Delaware corporation, also based in Portsmouth, New Hampshire, which was formed on July 28, 2009 through the acquisition of certain intellectual property by our three founders.

We have developed a cloud-based collaborative knowledge management, publishing and education delivery platform which provides an end-to-end solution for the rapidly growing e-textbook, e-learning, enterprise training, and education marketplaces. As a result of the platform’s innovative multi-tenant cloud-based architecture, it enables a unique integration of academic content with learning management systems. We allow content from multiple sources to be assembled into customized living textbooks and courseware and delivered with real-time updates directly to the student on any internet-enabled computer or smart mobile device. All content powered by us is seamlessly integrated with learning management, social collaboration, standards and measurement tagging, real-time analytics, and royalty tracking functionality. The content is available to be purchased or shared via the Trunity Knowledge Exchange Store or within private communities powered by our platform. Content modularization capabilities allow products to be mixed and matched and purchased in whole or in part. Our core products, Knowledge, Learn and Connect, are in production and operational, and are currently in use by certain paying customers; however, our revenues are well below the level needed for profitability. We believe that our focused marketing efforts as well as the impact of positive “word of mouth” from satisfied users will enable us to substantially increase revenues; however, there can be no assurance that we will achieve profitability.

Our Corporate Information

Our principal executive offices are located at 230 Commerce Way, Portsmouth, New Hampshire 03801 and our telephone number is (866) 723-4114.

Our website is www.trunity.com. The contents of our website are not part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be considered an active link to our website. Accordingly, information contained on our website is for informational purposes and is not incorporated by reference into this registration statement, and you should not consider information contained on our website as part of this registration statement.

THE OFFERING

Common stock offered by the selling stockholders	17,872,940 shares, includes 8,936,470 of common stock underlying currently exercisable warrants

Common stock to be outstanding after this offering	55,634,362 shares, including 8,936,470 of common stock underlying currently exercisable warrants

Use of proceeds
We will not receive any proceeds from the sale of shares by the selling stockholders. We may receive proceeds from the exercise of the warrants whose underlying shares of common stock are covered by this prospectus.  See “Use of Proceeds.”

Risk factors
Investing in our common stock involves a high degree of risk and purchasers of our common stock may lose their entire investment.  You should read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock

OTCQB Symbol	TNTY

                   The number of shares of our common stock to be outstanding following this offering is based on 55,634,362 shares of our common stock outstanding as of August 31, 2013, and includes 8,936,470 shares of common stock issuable upon exercise of the warrants held by the selling stockholders (which shares of common stock are covered by this prospectus) but excludes:

•
3,588,038 shares of common stock issuable upon conversion of outstanding convertible debentures at $.35 per share and 3,139,533 shares issuable upon exercise of warrants underlying the debentures with an exercise price of $.40 per share;

•	7,486,285 shares of common stock issuable upon exercise of options outstanding as of August 31, 2013 with a weighted average exercise price of $.30 per share;

•
1,600,980 shares of common stock issuable upon exercise of warrants outstanding as of August 31, 2013 (excluding shares of common stock underlying the warrants held by the selling stockholders that are covered hereby) with a weighted average exercise price of $.98 per share;

•	88,333 shares of common stock reserved for future issuance under our 2009 Employee, Director and Consultant Stock Option Plan; and

•	2,915,000 shares of common stock reserved for future issuance under our 2012 Employee, Director and Consultant Stock Option Plan.

RISK FACTORS

You should carefully review and consider the risks described below, as well as other information contained in or incorporated by reference into this prospectus, before making a decision to purchase shares of our common stock. If any of the risks described below should occur, our business, prospects, financial condition, cash flows, liquidity, results of operations, funds from operations, and our ability to make cash distributions to our stockholders could be materially and adversely affected. In that case, the trading price of our common stock could decline and you may lose some or all of your investment in our common stock. The following risks and uncertainties described below are not the only ones facing us that may have a material adverse effect on us. Additional risks and uncertainties that we currently are unaware of, or that we currently deem to be immaterial, also may become important factors that adversely impact us and your investment in our common stock. In any case, the value of our common stock could decline, and you could lose all or a portion of your investment. Further, the extent any of the information contained in this prospectus constitutes forward-looking information, the risk factors set forth below are cautionary statements identifying important factors that could cause our actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on behalf of us.

Risks Related to Our Business and Industry

We have a limited operating history, which makes it difficult to predict future prospects and financial performance.

Trunity was formed in 2009 and has a limited operating history with substantial operating losses. The Company has yet to generate any significant revenues, and the commercial value of its products and services is uncertain. There can be no assurance that the Company will ever be profitable. Further, the Company is subject to all the risks inherent in a new business including, but not limited to: intense competition, lack of sufficient capital, loss of protection of proprietary technology and trade secrets, difficulties in commercializing its products, managing growth and hiring and retaining key employees; adverse changes in costs and general business and economic conditions; and the need to achieve product acceptance, to enter and develop new markets and to develop and maintain successful relationships with customers.

We may not be able to enforce or protect our intellectual property rights, which may harm our ability to compete and harm our business; we may be subject to third-party infringement claims and harm our business and results of operations.

The Company relies primarily on a combination of trade secrets, patents, copyright and trademark laws, and confidentiality procedures to protect its proprietary technology, which is its principal asset.

The Company’s ability to compete effectively will depend to a large extent on its success in protecting its proprietary technology, both in the United States and abroad. There can be no assurance that (i) any patent that the Company applies for will be issued, (ii) any patents issued will not be challenged, invalidated, or circumvented, (iii) that the Company will have the financial resources to enforce its patents or (iv) the patent rights granted will provide any competitive advantage. The Company could incur substantial costs in defending any patent infringement suits or in asserting its patent rights, including those granted by third parties, and the Company might not be able to afford such expenditures.

Although the Company has entered into confidentiality and invention agreements with its key personnel, there can be no assurance that these agreements will be honored or that the Company will be able to protect its rights to its non-patented trade secrets and know-how effectively. There can be no assurance that competitors will not independently develop substantially equivalent or superior proprietary information and techniques or otherwise gain access to the Company’s trade secrets and know-how. In addition, the Company may be required to obtain licenses to patents or other proprietary rights from third parties. If the Company does not obtain required licenses, it could encounter delays in product development or find that the development, manufacture or sale of products requiring these licenses could be foreclosed.

We may not be able to raise funds as needed to maintain our operations.

We currently have enough cash on hand or commitments from investors to fund operations for approximately the next two months. Consequently, we are in the process of raising substantial additional funds. Without such additional funds, we may have to cease operations. The Company will require substantial additional funding for its contemplated research and development activities, commercialization of its products and services and ordinary operating expenses. Adequate funds for these purposes may not be available when needed or on terms acceptable to the Company or at all. Insufficient funds may require the Company to delay or scale back its activities or to cease operations.

We have incurred significant operating losses in the past and may not be able to generate sufficient revenue to be profitable.

The financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred net losses and negative operating cash flow since its inception. To the extent the Company may have negative cash flows in the future, it will continue to require additional capital to fund operations. The Company obtained additional capital investments under various debt and common stock issues. Although management continues to pursue its financing plans, there is no assurance that the Company will be successful in obtaining sufficient revenues to generate positive cash flow. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

We face intense competition for our products and services, which may lead to lower revenue or operating margins.

The Company faces substantial competition from numerous other companies, most of whom have financial and other resources substantially greater than those of the Company. The Company’s principal competitors consist of educational publishing companies and open source platforms such as Houghton Mifflin Harcourt, Pearson, Blackboard, Inc., and Moodle. These and other competitors may prove more successful in offering similar products and/or may offer alternative products that prove superior in performance and/or more popular with potential customers than the Company’s products. The Company’s ability to commercialize its products and grow and achieve profitability in accordance with its business plan will depend on its ability to satisfy its customers and withstand increasing competition by providing high-quality products at reasonable prices. There can be no assurance that the Company will be able to achieve or maintain a successful competitive position.

Operational failures in our network infrastructure could disrupt our remote hosting and application services, could cause us to lose clients, sales to potential clients and could result in increased expenses and reduced revenues.

Unanticipated problems affecting our network systems could cause interruptions or delays in the delivery of the hosting services and other application services we provide to some of our clients. We provide remote hosting and other application services through computer hardware that is currently located in third-party co-location facilities in various locations in the United States. We do not control the operation of these co-location facilities. Lengthy interruptions in our hosting service or other application services could be caused by the occurrence of a natural disaster, power loss, vandalism or other telecommunications problems at the co-location facilities or if these co-location facilities were to close without adequate notice. Although we have developed redundancies in some of our systems, we are exposed to the risk of network failures in the future. We currently do not have adequate computer hardware and systems to provide alternative service for most of our hosting or application service clients in the event of an extended loss of service at the co-location facilities. Though some of our co-location facilities are served by data backup redundancy at other facilities, they are not equipped to provide full disaster recovery to all of our hosting and application services clients. If there are operational failures in our network infrastructure that cause interruptions, slower response times, loss of data or extended loss of service for our hosting and application services clients, we may be required to issue credits or pay penalties, current clients may terminate their contracts or elect not to renew them, and we may lose sales to potential clients. If we determine that we need additional hardware and systems, we may be required to make further investments in our network infrastructure, reducing our operating margins and diverting capital from other efforts.

Because we generally recognize revenues ratably over the term of our contract with a client, downturns or upturns in sales will not be fully reflected in our operating results until future periods.

When our products are fully launched we will recognize most of our revenues from clients monthly over the terms of their agreements, which are expected to be 12 months. As a result, much of the revenue we will report in each quarter is attributable to agreements entered into during previous quarters. Consequently, a decline in sales, client renewals, or market acceptance of our products in any one quarter would not necessarily be fully reflected in the revenues in that quarter, and would negatively affect our revenues and profitability in future quarters. This ratable revenue recognition also makes it difficult for us to rapidly increase our revenues through additional sales in any period, as revenues from new clients generally are recognized over the applicable agreement term.

Our business plan relies on our receipt of certain governmental incentives and the failure to obtain such incentives could adversely affect our financial condition and results of operations.

The Company’s business plan relies to some extent on the availability of federal and state incentives for K12 schools to implement online course offerings. There can be no assurance that some or all of these incentives will not be substantially reduced or eliminated, nor can there be any assurance that any currently proposed incentives will actually take effect.

Government regulation of the Internet and e-Commerce is evolving and unfavorable changes could substantially harm our business and results of operations.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. Existing and future laws and regulations may impede the growth and use of the Internet or other online services. These regulation and laws may address pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access and the characteristics and quality of products and services. It is not clear how existing laws governing issues such as property ownership, sales, and other taxes, libel and personal privacy apply to the Internet and e-Commerce. Unfavorable resolution of these issues could have a material adverse effect on the Company’s business, results of the operations and financial condition.

We are dependent on our key personnel whose continued service is not guaranteed.

The success of the Company will depend in large part upon the skill and efforts of its founders and executive officers, Terry B. Anderton and Joakim Lindblom and other key personnel, including those who may be hired. Loss of any such personnel, whether due to resignation, death, and disability or otherwise, could have a material adverse effect on the Company. In addition, as we seek to expand our organization, the hiring of qualified sales, technical and support personnel could be difficult due to the limited number of qualified professionals. Failure to attract, integrate and retain key personnel would result in disruptions to our operations, including adversely affecting the timeliness of product releases, the successful implementation and completion of company initiatives and the results of our operations.

Our current principal shareholders and management own a significant percentage of our stock and will be able to exercise significant influence over our affairs.

Our founders, including our executive officers and directors, as of September 4, 2013, beneficially own approximately 21.3% of the issued and outstanding Common Stock. Consequently, these shareholders may be able to determine the composition of the Board of Directors, retain the voting power to approve matters requiring shareholder approval and continue to have control over the Company’s operations. The interests of these shareholders may be different from the interests of other shareholders on these matters. The concentration of ownership could also have the effect of delaying or preventing a change in control or otherwise discourage a potential acquirer from attempting to obtain control of the Company.

Political events, war, terrorism, public health issues, natural disasters and other circumstances could materially adversely affect the Company.

Although the Company maintains insurance at levels which it considers prudent, there can be no assurance that such insurance will prove adequate in the event of actual casualty losses or broader calamities such as terrorist attacks, earthquakes, financial crises, economic depressions or other catastrophic events, which are either uninsurable or not economically insurable. Any such uninsured losses could have a material adverse effect on the Company.

If our products contain errors, new product releases are delayed or our services are disrupted, we could lose new sales and be subject to significant liability claims.

Because our software products are complex, they may contain undetected errors or defects, known as bugs. Bugs can be detected at any point in a product’s life cycle, but are more common when a new product is introduced or when new versions are released. We have frequent new product and functionality releases, and those releases may be delayed from their scheduled date due to a wide range of factors. Finally, our service offerings may be disrupted causing delays or interruptions in the services provided to our clients. In the past, we have encountered defects in our product releases, product development delays and interruptions in our service offerings. Despite our product testing, planning and other quality control efforts, we anticipate that our products and services may encounter undetected defects, release delays and service interruptions in the future. Significant errors in our products, delays in product releases or disruptions in the provision of our services could lead to:

•	delays in or loss of market acceptance of our products;
•	diversion of our resources;
•	a lower rate of license renewals or upgrades;
•	injury to our reputation; and
•	increased service expenses or payment of damages.

Because our clients use our products to store, retrieve and utilize critical information, we may be subject to significant liability claims if our products do not work properly or if the provision of our services is disrupted. Such claims could result in significant expenses, disrupt sales and affect our reputation and that of our products. We cannot be certain that the limitations of liability set forth in our licenses and agreements would be enforceable or would otherwise protect us from liability, and our insurance may not cover all or any of the claims. A material liability claim against us, regardless of its merit or its outcome, could result in substantial costs, significantly harm our business reputation and divert management’s attention from our operations.

If we fail to keep pace with rapid technological changes, our competitive position will suffer.

The eLearning industry is characterized by rapid technological change. Failure to respond to technological advances could make our business less efficient, or cause our products to be of a lesser quality than those of our competitors. These advances could also allow competitors to provide higher quality services at lower costs than we can provide. Thus, if we are unable to adopt or incorporate technological advances, our services will become uncompetitive.

We could lose revenues if there are changes in the spending policies or budget priorities for government funding of research institutions, foundations, universities and other education providers.

Most of our customers and potential customers are research institutions, foundations, universities and other education providers who depend substantially on government funding. Accordingly, any general decrease, delay or change in federal, state or local funding for colleges, universities, schools and other education providers could cause our current and potential customers to reduce their purchases of our products and services, or to decide not to renew service contracts, either of which could cause us to lose revenues. In addition, a specific reduction in governmental funding support for products such as ours would also cause us to lose revenues. The severe economic downturn experienced in the U.S. and globally has caused many of our clients to experience severe budgetary pressures, which has and will likely continue to have a negative impact on sales of our products. Continuing unfavorable economic conditions may result in further budget cuts and lead to lower overall spending, including information technology spending, by our current and potential clients, which may cause our revenues to decrease.

We are subject to online and other cyber security risks, including security and data breaches.

Concerns over the security of transactions conducted on the Internet and the privacy of users may inhibit the growth of the Internet, social networking sites, online services and online commerce. Failure to successfully prevent security breaches could significantly harm the Company’s business and expose the Company to litigation. Anyone who is able to circumvent the Company’s security measures could misappropriate proprietary information, including personal data, cause interruptions in the Company’s operations or damage its brand and reputation. The Company cannot assure the investors that its financial systems and other technological resources are completely secure from security breaches or sabotage. The Company may have to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, any well-publicized compromise of the Company’s security or the security of any other Internet provider could deter people from using the Company’s services or the Internet to conduct transactions that involve transmitting confidential information or downloading sensitive materials. The occurrence of one or more of these events could have a material adverse effect on the Company’s business, results of operations and financial condition.

Risks Related to our Foreign Business

Our international operations are subject to changes or uncertainties in economic, legal, regulatory, social and political conditions in the markets in which we operate.

We are currently doing business in several foreign countries, including India and Ukraine, as well as in Africa, and we plan to expand our operations into many more countries, mostly in developing countries.  While we believe that these international operations have a substantial profit potential, these operations are subject to significant additional risks not faced in our domestic operations, including, but not limited to, risks relating to legal systems which may not adequately protect contract and intellectual property rights, as well as risks relating to potential financial crises and currency exchange controls.  There can be no assurance that these international risks will not materially adversely affect our business.

Risks Related to Litigation

We may have claims and lawsuits against us that may result in adverse outcomes.

In the ordinary course of business, we are involved in various legal matters arising out of our operations.  Litigation matters are subject to inherent uncertainties and the results of these matters cannot be predicted with certainty. An unfavorable resolution of one or more of these matters could have a material adverse effect on our business, results of operations, financial condition or cash flows. Moreover, any claims or regulatory actions against us, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in the diversion of significant operational resources.  See “Legal Proceedings.”

Risks Related to our Common Stock; Liquidity Risks

Our common stock is subject to significant price volatility.

The market prices for securities of emerging and development stage companies such as the Company have historically been highly volatile. Difficulty in raising capital as well as future announcements concerning the Company or its competitors, including the results of testing, technological innovations or new commercial products, government regulations, developments concerning proprietary rights, litigation or public concern as to safety of potential products developed by the Company or others, may have a significant adverse impact on the market price of the Company’s stock.

We Have No Intention to Pay Dividends on Our Common Stock.

For the near-term, we intend to retain any remaining future earnings, if any, to finance our operations and do not anticipate paying any cash dividends with respect to our Common Stock.

Our Common Stock is Quoted on the OTC Bulletin Board (“OTCBB”) and There is Minimal Liquidity in the Trading Market for Our Common Stock.

Our Common Stock is quoted on the OTCBB under the symbol “TNTY” (which was changed from “BNTE” in February 2012 as a result of the reverse merger transaction with Brain Tree International Inc. (the “Merger”)). There has been only minimal trading of our common stock since the Merger, and no assurance can be given as to when, if ever, an active trading market will develop or, if developed, that it will be sustained. As a result, investors may be unable to sell their shares of our Common Stock.

Prior stock issuances may have a depressive effect on the price and future sales of our common stock.

As a result of the Merger, the Company has issued to the former Trunity shareholders 33,231,037 shares of the Company’s Common Stock. These shares are no longer restricted securities subject to Rule 144. The sale or availability for sale of substantial amounts of Common Stock in the public market under Rule 144 or otherwise could materially adversely affect the prevailing market prices of the Company’s Common Stock and could impair the Company’s ability to raise additional capital through the sale of its equity securities.

The ability to issue undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.

The Company’s Board of Directors is authorized to issue up to 50,000,000 shares of preferred stock. The Board of Directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any series of preferred stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and could further be used by the Board as a device to prevent a change in control favorable to the Company. Holders of preferred stock to be issued in the future may have the right to receive dividends and certain preferences in liquidation and conversion rights. The issuance of such preferred stock could make the possible takeover of the Company or the removal of management of the Company more difficult, and adversely affect the voting and other rights of the holder of the Common Stock, or depress the market price of the Common Stock.

Rules regarding low price stocks may limit the ability of our stockholders to sell their stock.

Because the Company has net tangible assets of less than $1,000,000, transactions in the Company’s securities are subject to Rule 15g-9 under the Exchange Act which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000 or $300,000 together with their spouses). For transactions covered by this Rule, a broker-dealer must make a special suitability determination for the purchaser and shall receive the purchaser’s written consent to the transaction prior to the sale. Consequently, this Rule may affect the ability of broker-dealers to sell the Company’s securities, and may affect the ability of shareholders to sell any of the Company’s securities in the secondary market.

The Commission has adopted regulations which generally define a “penny stock” to be any non-NASDAQ equity security of a small company that has a market price (as therein defined) less than $5.00 per share, or with an exercise price of less than $5.00 per share subject to certain exceptions, and which is not traded on any exchange or quoted on NASDAQ. For any transaction by broker-dealers involving a penny stock (unless exempt), the rules require delivery, prior to a transaction in a penny stock, of a risk disclosure document relating to the penny stock market. Disclosure is also required to be made about compensation payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in an account and information on the limited market in penny stocks.

MARKET PRICE OF COMMON STOCK

Our common stock, par value $0.0001 per share, is currently quoted on the OTCQB Market under the stock symbol “TNTY.”  At the close of business on August 31, 2013, there were approximately 46,697,892 shares of our common stock outstanding held by approximately 339 holders of record. The following table sets forth, for the periods indicated, the range of high and low bid quotations for our common stock as reported on the OTCQB market.  These over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	High	Low

March 31, 2012	$5.00	$5.00
June 30, 2012	$5.00	$3.00
September 30, 2012	$3.00	$3.00
December 31, 2012	$3.00	$0.29
March 31, 2013	$0.80	$0.30
June 30, 2013	$0.90	$0.45
September 30, 2013 (through September 4, 2013)	$0.30	$0.28

The last sale price of our common stock as reported on the OTCQB Market on September 4, 2013 was $0.28. As of August 31, 2013, there were 339 record holders of our Common Stock.

DIVIDENDS

Holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors out of funds legally available. We, however, have never paid any cash dividends and do not anticipate paying any cash dividends in the foreseeable future. Instead we intend to retain any future earnings to support the development and growth of our business. We may consider payment of dividends at some point in the future, but the declaration of dividends is at the discretion of the Board of Directors, and there is no assurance that dividends will be paid at any time. Our Board of Directors will make any such future determination as to the payment of dividends at its discretion, and its determination will depend upon our operating results, financial condition and capital requirements, general business conditions and such other factors that the Board of Directors considers relevant. In addition, our loan agreements with various lenders prohibit us from paying cash dividends or making other distributions on our common stock without prior consent.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders covered by this prospectus; however, we will receive proceeds from cash payments made in connection with the exercise of warrants held by selling stockholders that are covered by this prospectus.  We intend to use such proceeds for general corporate and working capital purposes.  The amounts and timing of our use of such proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

SELLING STOCKHOLDERS

In connection with the Private Placement described below, we agreed to file a registration statement covering the resale by certain investors of the shares of common stock issued in the Private Placement as well as the resale by the investors and the placement agent of the shares of common stock issuable upon the exercise of certain warrants issued in the Private Placement.  We have prepared this prospectus to allow these selling stockholders to sell, from time to time, up to an aggregate of 17,872,940 shares of our common stock, including 8,936,470 shares of common stock underlying currently exercisable warrants. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own account. We will not receive any proceeds from the sale of these shares by the selling stockholders; however, we will receive proceeds from cash payments made in connection with the exercise of warrants held by selling stockholders that are covered by this prospectus.

June 2013 Private Placement

On June 5, 2013, we completed the closing of a private placement (the “Private Placement”) with 35 accredited investors (the “Investors”), pursuant to which we sold to the Investors an aggregate of 8,936,470 shares of our common stock at a purchase price of $0.40 per share, resulting in gross offering proceeds of $3,574,588.  In addition, the Investors received two-year warrants to purchase an aggregate of 8,936,470 shares of our common stock at an exercise price of $1.00 per share (the “Investor Warrants”).  We received net proceeds of approximately $3.3 million after payment of placement agent fees and costs relating to the Private Placement.  The net proceeds from the Private Placement continue to be used to fund our ongoing operations and to provide working capital.

In consideration for services rendered as the exclusive placement agent in the Private Placement, we paid ACGM, Inc. (the “Placement Agent”) cash commissions totaling $178,729 (5% of the gross offering proceeds).  In addition, as further consideration for services rendered in connection with the Private Placement, we issued to the Placement Agent 357,459 restricted shares of our common stock, representing 8% of the gross proceeds of the Private Placement at a price of $0.80 per share.

The common stock and Investor Warrants were offered and sold in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

The shares of common stock beneficially owned by each of these selling stockholders are being registered to permit public secondary trading of these securities, and the selling stockholders may offer these shares for resale from time to time as described in the “Plan of Distribution.”

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each selling stockholder as of September 6, 2013 and the number of shares that may be offered pursuant to this prospectus. None of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information furnished to us by or on behalf of the selling stockholders.

The selling stockholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling stockholders will hold in the future.

For purposes of this table, beneficial ownership is determined in accordance with the Rule 13d-3 promulgated under the Securities Exchange Act of 1934, and includes voting power and investment power with respect to such shares. In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of shares of common stock outstanding for that individual or group includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.

As explained below under “Plan of Distribution,” we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Before the Offering		Percent of Common Stock Owned Before the Offering		Shares Available for Sale Under this Prospectus	Number of Shares of Common Stock to be Owned After the Termination of the Offering	Percent of Common Stock to be Owned After Completion of the Offering
Pan-African Investment Company, LLC	5,000,000	(1)	9.9	%(1)	5,000,000	(2)	(2)

Alan Adelson	500,000	(3)	1.07%		500,000	(2)	(2)

Andrew Youmans	500,000	(4)	1.07%		500,000	(2)	(2)

Brett Zaccardi	75,000	(5)	*		75,000	(2)	(2)

Brian Weitman	250,000	(6)	*		250,000	(2)	(2)

Chris Grimaldi	500,000	(7)	1.07%	500,000	(2)	(2)

David Siegel	250,000	(8)	*	250,000	(2)	(2)

Derek Zielin	300,000	(9)	*	300,000	(2)	(2)

Eric Silverman	125,000	(10)	*	125,000	(2)	(2)

Eric Silverman IRA	87,440	(11)	*	87,440	(2)	(2)

Ethan and Julie Ruby	1,500,000	(12)	3.16%	1,500,000	(2)	(2)

Gaurav Chowdhary	25,000	(13)	*	25,000	(2)	(2)

Gregory W. Ellis	125,000	(14)	*	125,000	(2)	(2)

Jason Moreau	50,000	(15)	*	50,000	(2)	(2)

Jay and Lynn Beber	150,000	(16)	*	150,000	(2)	(2)

JHP Funding, LLC	2,500,000	(17)	5.28%	2,500,000	(2)	(2)

Jennifer Muhlrad	250,000	(18)	*	250,000	(2)	(2)

Jonathan Scott Camps	37,500	(19)	*	37,500	(2)	(2)

Justin E. Bayern	125,000	(20)	*	125,000	(2)	(2)

Marc Adelson	1,125,000	(21)	2.38%	1,125,000	(2)	(2)

Michael Doniger	500,000	(22)	1.07%	500,000	(2)	(2)

Michael Silano	50,000	(23)	*	50,000	(2)	(2)

Mitch Baruchowitz	125,000	(24)	*	125,000	(2)	(2)

Myron Nathan Lawrence	250,000	(25)	*	250,000	(2)	(2)

Nancy Hanoian	125,000	(26)	*	125,000	(2)	(2)

Marcus Abrams	125,000	(27)	*	125,000	(2)	(2)

Neil Druks	1,250,000	(28)	2.64%	1,250,000	(2)	(2)

Neil Mody	125,000	(29)	*	125,000	(2)	(2)

Nicholas Martschenko	100,000	(30)	*	100,000	(2)	(2)

Peter Princi Roth IRA	250,000	(31)	*	250,000	(2)	(2)

Robert Silverman	500,000	(32)	1.07%	500,000	(2)	(2)

Sachin Chaudhry	25,000	(33)	*	25,000	(2)	(2)

Satsuki Mitchell	75,000	(34)	*	75,000	(2)	(2)

Scott D. Lasky	50,000	(35)	*	50,000	(2)	(2)

Stan Leibowitz	750,000	(36)	1.59%	750,000	(2)	(2)

American Estate and Trust FBO Todd Brick	98,000	(37)	*	98,000	(2)	(2)

*	Less than one percent.

(1)
Includes warrants to purchase 2,500,000 shares of common stock at an exercise price of $1.00 per share.  Under the terms of the warrant, Pan-African Investment Company, LLC may not exercise or exchange the warrant to the extent (but only to the extent) that Pan-African Investment Company, LLC or any of its affiliates would own, beneficially and of record, in excess of 9.9% of the issued and outstanding shares of our common stock following such exercise.

(2)
Because (a) the selling stockholders may offer all or some of the shares of our common stock that they hold in the offering contemplated by this prospectus, (b) the offering of shares of our common stock is not being underwritten on a firm commitment basis, and (c) the selling stockholders could purchase additional shares of our common stock from time to time, no estimate can be given as to the number of shares or percent of our common stock that will be held by the selling stockholders upon termination of the offering.

(3)	Includes warrants to purchase 250,000 shares of common stock at an exercise price of $1.00 per share.
(4)	Includes warrants to purchase 250,000 shares of common stock at an exercise price of $1.00 per share.
(5)	Includes warrants to purchase 37,500 shares of common stock at an exercise price of $1.00 per share.
(6)	Includes warrants to purchase 125,000 shares of common stock at an exercise price of $1.00 per share.
(7)	Includes warrants to purchase 250,000 shares of common stock at an exercise price of $1.00 per share.
(8)	Includes warrants to purchase 125,000 shares of common stock at an exercise price of $1.00 per share.
(9)	Includes warrants to purchase 150,000 shares of common stock at an exercise price of $1.00 per share.
(10)	Includes warrants to purchase 62,500 shares of common stock at an exercise price of $1.00 per share.
(11)	Includes warrants to purchase 43,720 shares of common stock at an exercise price of $1.00 per share.
(12)	Includes warrants to purchase 750,000 shares of common stock at an exercise price of $1.00 per share.
(13)	Includes warrants to purchase 12,500 shares of common stock at an exercise price of $1.00 per share.
(14)	Includes warrants to purchase 62,500 shares of common stock at an exercise price of $1.00 per share.
(15)	Includes warrants to purchase 25,000 shares of common stock at an exercise price of $1.00 per share.
(16)	Includes warrants to purchase 75,000 shares of common stock at an exercise price of $1.00 per share.
(17)	Includes warrants to purchase 1,250,000 shares of common stock at an exercise price of $1.00 per share.
(18)	Includes warrants to purchase 125,000 shares of common stock at an exercise price of $1.00 per share.
(19)	Includes warrants to purchase 18,750 shares of common stock at an exercise price of $1.00 per share.
(20)	Includes warrants to purchase 62,500 shares of common stock at an exercise price of $1.00 per share.
(21)	Includes warrants to purchase 562,500 shares of common stock at an exercise price of $1.00 per share.
(22)	Includes warrants to purchase 250,000 shares of common stock at an exercise price of $1.00 per share.
(23)	Includes warrants to purchase 25,000 shares of common stock at an exercise price of $1.00 per share.
(24)	Includes warrants to purchase 62,500 shares of common stock at an exercise price of $1.00 per share.
(25)	Includes warrants to purchase 125,000 shares of common stock at an exercise price of $1.00 per share.
(26)	Includes warrants to purchase 62,500 shares of common stock at an exercise price of $1.00 per share.
(27)	Includes warrants to purchase 62,500 shares of common stock at an exercise price of $1.00 per share.
(28)	Includes warrants to purchase 625,000 shares of common stock at an exercise price of $1.00 per share.
(29)	Includes warrants to purchase 62,500 shares of common stock at an exercise price of $1.00 per share.
(30)	Includes warrants to purchase 50,000 shares of common stock at an exercise price of $1.00 per share.
(31)	Includes warrants to purchase 125,000 shares of common stock at an exercise price of $1.00 per share.
(32)	Includes warrants to purchase 250,000 shares of common stock at an exercise price of $1.00 per share.
(33)	Includes warrants to purchase 12,500 shares of common stock at an exercise price of $1.00 per share.
(34)	Includes warrants to purchase 37,500 shares of common stock at an exercise price of $1.00 per share.
(35)	Includes warrants to purchase 25,000 shares of common stock at an exercise price of $1.00 per share.
(36)	Includes warrants to purchase 375,000 shares of common stock at an exercise price of $1.00 per share.
(37)	Includes warrants to purchase 49,000 shares of common stock at an exercise price of $1.00 per share.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees, and other successors-in-interest (including distributees) selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer,  may, from time to time, sell transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of common stock on any stock exchange, market or trading facility on which such shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents. We are not aware that any selling stockholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its shares of our common stock.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	in ordinary brokers’ transactions and transactions in which the broker-dealer solicits purchasers;

•	in transactions involving cross or block trades or otherwise on any national securities exchange or quotation system, such as the OTCQB Market, on which our common stock may be listed or quoted;

•	in an over-the-counter or exchange distribution in accordance with the rules of the applicable exchange;

•	in transactions in which brokers, dealers, or underwriters purchase the shares as principals and resell the shares for their own accounts pursuant to this prospectus;

•	in transactions “at the market” to or through market makers in our common stock;

•	in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

•	in a transaction where the broker-dealer agrees with the selling stockholder to sell a portion of the shares at a stipulated price;

•	through transactions in options, swaps, or other derivatives that may or may not be listed on an exchange;

•	in privately negotiated transactions (including hedging transactions);

•	in transactions to cover short sales;

•	in a combination of any of the foregoing transactions; and

•	any other method pursuant to applicable laws

In addition, rather than selling the shares pursuant to this prospectus, the selling stockholders also may sell their shares in private transactions or may resell all or a portion of the shares held by them in open market transactions in reliance upon Rule 144 under the Securities Act, including shares of common stock which are not being registered hereby or offered by this prospectus, provided the selling stockholders meet the criteria and conform to the requirements of such rule.

From time to time, the selling stockholders may pledge or grant a security interest in some or all of the shares they own. If the selling stockholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate shares in other circumstances. If the selling stockholders donate or otherwise transfer their shares, the number of shares they beneficially own will decrease as and when they take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, or other successors in interest will be selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may use brokers, dealers, underwriters, or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts, or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. In addition, the broker-dealers’ or their affiliates’ commissions, discounts, or concessions may qualify as underwriters’ compensation under the Securities Act. Neither we, nor the selling stockholders, can presently estimate the amount of that compensation. If any selling stockholder notifies us that a material arrangement has been entered into with a broker- dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, setting forth:

•	the name of each of the selling stockholder and the participating broker-dealers;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

•	a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	any other fact material to the transaction.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended and referred to in this prospectus as the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.  To the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

The selling stockholders will bear any underwriting discounts or commissions, brokerage fees or stock transfer taxes. We have agreed to indemnify the selling stockholders against certain liabilities arising in connection with this offering, including liabilities under the Securities Act and the Exchange Act. The selling stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving the shares of common stock against certain liabilities, including liabilities arising under the Securities Act and the Exchange Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) the date on which the shares may be resold without registration and without regard to any volume limitations of Rule 144 of the Securities Act or any other rule of similar effect, or (2) all of the shares have been sold pursuant to the registration statement or Rule 144 of the Securities Act or any other rule of similar effect.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our Certificate of Incorporation, which has been previously filed with the SEC and is incorporated herein by reference. This summary is not intended to give full effect to provisions of statutory common law. We urge you to review the following documents because they, and not this summary, define your rights as a holder of shares of common stock or preferred stock:

•	The Delaware General Corporation Law, as it may be amended from time to time;

•	Our Certificate of Incorporation as it may be amended or restated from time to time; and

•	Our by-laws, as they may be amended or restated from time to time.

General

We have 200,000,000 shares of authorized common stock, $.0001 par value, and 50,000,000 shares of authorized preferred stock, $.0001 par value.  As of August 31, 2013, there were 46,697,892 shares of common stock outstanding held of record by approximately 339 holders and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders, and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all of the directors standing for election. Subject to preferences that may be applicable to shares of preferred stock then outstanding, if any, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividends. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding, if any. Our common stock has no preemptive or conversion rights or other subscription rights, nor are there any redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid. Our Certificate of Incorporation and by-laws provide further information about our capital stock.

Preferred Stock

We may issue preferred stock in one or more series, as described below. The following briefly summarizes the provisions of our Certificate of Incorporation, as amended to date, that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our Certificate of Incorporation, as amended to date.

Our Board of Directors of this corporation is authorized, subject to limitations prescribed by law and the provisions of our Certificate of Incorporation, to provide for the issuance of shares of preferred stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereon including, but not limited to, the determination of dividend, voting, liquidation, redemption and conversion rights, preferences and limitations and any other preferences and relative, participating, optional or other special rights. Our Board of Directors is also authorized to increase or decrease the number of shares of any series before or after the issue of that series, but not above the total number of authorized and unissued shares of the series or below the number of shares of such series then outstanding.

Warrants

Each Investor Warrant entitles the holder thereof to purchase a share of our common stock exercisable at a price of $1.00 per share, exercisable at any time on or prior to two years from the date of issuance, subject to proportional adjustment for stock splits, stock dividends, reverse stock splits and comparable transactions.

Transfer Agent and Registrant

Our transfer agent is Fidelity Transfer Company, located at 8915 South 700 East, Suite 102, Sandy, Utah 84070.  Their phone number is 801-562-1300.

Registration Rights

Under the terms of the Private Placement described above, we have agreed to file a registration statement covering the resale by certain investors of the shares of common stock issued in the Private Placement as well as the resale by the investors and the placement agent of the shares of common stock issuable upon the exercise of certain warrants.  We also agreed to use our best efforts to cause the SEC to notify us of the SEC’s willingness to declare such registration statement effective on or before 180 days after the final closing of the Private Placement.  In addition, we agreed to take such action as may be necessary to keep the registration statement effective until the earlier of (1) the date on which the shares may be resold without registration and without regard to any volume limitations of Rule 144 of the Securities Act or any other rule of similar effect, or (2) all of the shares have been sold pursuant to the registration statement or Rule 144 of the Securities Act or any other rule of similar effect.

LEGAL PROCEEDINGS

In February 2012, Trunity and our CEO Terry Anderton were served with a complaint filed by an ex-Trunity employee, William Horn, in the Nashua, New Hampshire, Superior Court. The plaintiff served as Executive Vice President of Marketing & Business Development from March until August 2011 at an annual salary of $100,000. He asserts whistleblower status and alleges that he was wrongfully terminated because of his allegations that the Company had violated securities, tax and employment laws. The complaint seeks unspecified damages under the New Hampshire Whistleblower Act and common law, including reinstatement, back pay and attorney’s fees and costs.  In May 2012, we responded to the complaint by denying all material allegations and filing a counterclaim against the plaintiff for breach of contract, tortious interference with contractual and business relations, breach of fiduciary duty and violation of the Uniform Trade Secrets Act. Discovery has begun; a deposition of Mr. Horn was conducted on March 25, 2013.  No expert has been disclosed by Mr. Horn for liability or damages.  Opposing counsel has requested to take the deposition of Mr. Terry Anderton, but a date has not been scheduled.

We are awaiting production of documents from Mr. Horn relating to his work following Trunity as well as follow up requests for paperwork.  On May 17, 2013, we filed a Motion to Dismiss Terry Anderton in his individual capacity from the case.  We also filed a Motion to Compel Exhibit 18 from Mr. Horn’s deposition, which consisted of handwritten notes Mr. Horn made during and immediately after his deposition testimony on March 25, 2013.  Lastly, we filed a Motion in Limine to preclude Mr. Horn from presenting evidence and testimony of damages.

On June 13, 2013, the Court granted our Motion to Dismiss Terry Anderton from the case.  Therefore, Trunity, Inc. remains the sole defendant in this matter.  The Court denied the Motion to Compel and the Motion in Limine, but ordered that Mr. Horn shall pay Trunity, Inc.’s attorney’s fees and costs incurred to file the Motion in Limine, as well as the costs of a further deposition on damages.  We continue to proceed with discovery and may schedule a second deposition of the plaintiff based upon the additional documents and information produced by the plaintiff pursuant to the Court’s Order.

Mr. Horn has served a second set of interrogatories and requests for production of documents upon Trunity, the responses to which are due in early September 2013.  Mr. Horn’s counsel filed an assented-to Motion to Continue this matter on July 17, 2013.  Trial of the case is now scheduled for the weeks of June 16 and June 23, 2014. Based on the preliminary information available to us, we believe that the complaint is without merit and intend to vigorously defend the case and prosecute the counterclaim.

There are no other material pending legal proceedings to which we are a party or to which any of our property is subject and, to the best of our knowledge, no such actions against us are contemplated or threatened.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Exchange Act, which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains such information regarding issuers that file electronically, such as Trunity Holdings, Inc. The public may inspect our filings over the Internet at the SEC’s home page at www.sec.gov. The public may also read and copy any document we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by the public by calling the SEC at 1-800-SEC-0330.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933 covering the common stock offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Some information has been omitted in accordance with the rules and regulations of the SEC. For further information, please refer to the registration statement and the exhibits and schedules filed with it. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents for a more complete understanding of the document or the matter involved. We have included copies of these documents as exhibits to the registration statement and each statement in this prospectus regarding any such document is qualified in its entirety by reference to the actual document. A copy of the full registration statement may be obtained from the SEC as indicated above or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement on Form S-1 filed with the SEC.  The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference the following documents previously filed with the SEC by Trunity Holdings, Inc. (File No. 000-53601) (excluding current reports or portions thereof which are furnished to but are not filed with the SEC under Items 2.02, 7.01 or 8.01 of Form 8-K, unless such current reports or portions thereof specifically reference their contents as being filed):

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on April 16, 2013;

•	Our quarterly report on Form 10-Q for the three months ended March 31, 2013 as filed with the SEC on May 20, 2013;

•	Our quarterly report on Form 10-Q for the three months ended June 30, 2013 as filed with the SEC on August 14, 2013; and

•	Our current reports on Form 8-K filed with the SEC on March 26, 2013 and June 5, 2013.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

You may request a copy of any or all of these documents, at no cost, upon written or oral request made to us at our principal executive offices at the following address, phone number and email address:

Trunity Holdings, Inc.
230 Commerce Way
Portsmouth, NH 03801
(866) 723-4114
nicole.fernandez@trunity.com

All of the documents that have been incorporated by reference in this prospectus may be accessed via the Internet at www.trunity.com.

LEGAL MATTERS

The validity of the shares of our common stock that are covered by this prospectus and certain other legal matters will be passed upon for us by Carlton Fields, P.A., Miami, Florida.

EXPERTS

The consolidated financial statements of Trunity Holdings, Inc. and subsidiaries at December 31, 2012, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, incorporated herein by reference have been audited by Cherry Bekaert LLP, an independent registered public accounting firm, as set forth in their report thereon appearing therein, and are included in reliance upon such report given on the authority of such firm as an expert in auditing and accounting.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses of the registrant in connection with the offering described in the registration statement. All amounts except for the SEC registration fee are estimates.

SEC registration fee	$707.00
Legal fees and expenses	$20,000.00
Accounting fees and expenses	$15,000.00
Printing fees and expenses	$3,000.00
Miscellaneous Expenses	$293.00
Total expenses	$39,000.00

ITEM 14.  Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law grants the Company the power to limit the personal liability of its directors to the Company or its stockholders for monetary damages for breach of a fiduciary duty.

Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify its directors, officers, employees and agents against liability arising out of their respective capacities as directors, officers, employees or agents.

Article X of the Company’s Certificate of Incorporation provides for the limitation of personal liability of the directors and officers of the Company as follows:

A director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except liability for (i) acts or omissions which involve intentional misconduct, fraud or knowing violations of law; or (ii) the payment of distributions in violation of the General Corporation Law of Delaware.

Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, legal counsel, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, legal counsel, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified and held harmless to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended, (but in the case of any such amendment only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities, and loss including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

Each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he or she is or was a director, officer, legal counsel, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, legal counsel, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended, (but in the case of any such amendment only to be the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expenses, liabilities and loss including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification pursuant to this Section (B) 2 may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The right to indemnification conferred in this Article 10 shall be a contract right and shall include the right to be paid by the corporation any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of any undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

 If a claim under Section (B) 1 of this Article is not paid in full by the corporation within 45 days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of Delaware for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its Stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of  the Certificate of Incorporation, by-laws, agreement(s), vote of Stockholders or disinterested directors or otherwise.

The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware.

The above discussion is qualified in its entirety by reference to the detailed provisions of Sections 102(b)(7) and 145 of the Delaware General Corporation Law and the Company’s Certificate of Incorporation. For additional information we refer you to the full text of our Certificate of Incorporation filed as Exhibit 10.1 to our Current Report on Form 8-K filed on January 31, 2012.

ITEM 15.  Recent Sales of Unregistered Securities

Throughout 2012, the Company raised gross proceeds of approximately $875,000 through the sale of 2,462,211 shares of its common stock to accredited investors in a private placement at an average price of $.35 per share.  Approximately $700,000 of such proceeds were raised in the first two quarters of 2012.  We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these securities. Each recipient took its securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of these securities.

During the first two quarters of 2013, the Company raised gross proceeds of approximately $275,000 through the sale of 687,500 shares of its common stock to accredited investors in a private placement at an average price of $.40 per share.  We relied upon the exemption from registration as set forth in Section 4(2) of the Securities Act for the issuance of these securities. Each recipient took its securities for investment purposes without a view to distribution and had access to information concerning us and our business prospects, as required by the Securities Act. In addition, there was no general solicitation or advertising for the acquisition of these securities.

On June 5, 2013, the Company completed the closing of the Private Placement with the Investors, pursuant to which the Company sold to the Investors an aggregate of 8,936,470 shares of our common stock at a purchase price of $0.40 per share, resulting in gross offering proceeds of $3,574,588.  In addition, the Investors received the Investor Warrants to purchase an aggregate of 8,936,470 shares of our common stock at an exercise price of $1.00 per share.  We received net proceeds of approximately $3.3 million after payment of placement agent fees and costs relating to the Private Placement.  The net proceeds from the Private Placement continue to be used to fund our ongoing operations and to provide working capital.

In consideration for services rendered as the exclusive placement agent in the Private Placement, we paid the Placement Agent cash commissions totaling $178,729 (5% of the gross offering proceeds).  In addition, as further consideration for services rendered in connection with the Private Placement, we issued to the Placement Agent 357,459 restricted shares of our common stock, representing 8% of the gross proceeds of the Private Placement at a price of $0.80 per share.

The lead investor in the Private Placement was Pan-African Investment Company, LLC (“PIC”), a New York City-based private investment firm which invested $1,000,000 and purchased 2,500,000 shares of common stock and received an Investor Warrant to purchase 2,500,000 shares of common stock.  Under the terms of the Investor Warrant issued to PIC, PIC may not exercise or exchange the warrant to the extent (but only to the extent) that PIC or any of its affiliates would own, beneficially and of record, in excess of 9.9% of the issued and outstanding shares of our common stock following such exercise.  In connection with PIC’s lead investment in Trunity, the Company and its major shareholders agreed to appoint a PIC representative to the Trunity Board of Directors and to nominate that designee for reelection by the shareholders at each annual meeting held while PIC owns at least 2% of the Company’s issued and outstanding common stock.  In addition, Trunity and PIC entered into a Memorandum of Understanding to structure a formal business relationship whereby PIC will have the exclusive right to introduce the Trunity eLearning Platform to African countries seeking to improve the quality of education for their citizens.

The common stock and Investor Warrants were offered and sold in reliance upon exemptions from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The subscription agreements executed in connection with the transactions disclosed above contain representations from the Investors to support our reasonable belief that: (i) the Investors either received or had access to adequate information concerning the Company’s operations and financial condition in order to make an informed investment decision, (ii) the Investors acquired the securities for their own account for investment purposes only and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and (iii) the Investors are sophisticated within the meaning of Section 4(2) of the Securities Act and are “accredited investors” (as defined by Rule 501 under the Securities Act).

ITEM 16.  Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

ITEM 17.  Undertakings

A.	The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 9th day of September 2013.

TRUNITY HOLDINGS, INC.

By:	/s/ Terry Anderton
Terry Anderton
Chief Executive Officer and
Chairman of the Board of Directors

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Terry Anderton and Nicole M. Fernandez-McGovern his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all parties, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terry Anderton	Chief Executive Officer, Secretary and Director (principal executive officer)	September 9, 2013

/s/ Nicole M. Fernandez-McGovern	Chief Financial Officer (principal financial and accounting officer)	September 9, 2013

/s/ Joakim Lindblom	Director	September 9, 2013

/s/ Jude Blake	Director	September 9, 2013

/s/ Richard H. Davis	Director	September 9, 2013

/s/ Dana M. Reed	Director	September 9, 2013

Exhibit Index

Exhibit No.	Description of Document	Method of Filing

3.1	Certificate of Incorporation of Trunity Holdings, Inc. dated as of January 18, 2012.	Previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2012, and incorporated herein by reference.

3.2	Bylaws of Trunity Holdings, Inc.	Previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2012, and incorporated herein by reference.

3.3	Certificate of Ownership and Merger dated as of January 24, 2012, between Trunity Holdings, Inc. and Brain Tree International, Inc.	Previously filed as Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2013, and incorporated herein by reference.

4.1	Form of Series A 10% Unsecured Convertible Redeemable Debenture Due July 2014.	Previously filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2013, and incorporated herein by reference.

4.2	Form of Series B 10% Unsecured Convertible Redeemable Debenture Due August 2014.	Previously filed as Exhibit 4.2 to the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2013, and incorporated herein by reference.

5.1	Opinion of Carlton Fields, P.A.	Filed herewith.

10.1	Stock Purchase Agreement between dated as of January 24, 2012 by and among George Norman, Donna Norman, Lane Clissold, Trunity Holdings, Inc. and Trunity, Inc.	Previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2012, and incorporated herein by reference.

10.2	Agreement and Plan of Merger, dated as of January 24, 2012 by and among Brain Tree International, Inc. and Trunity Holdings, Inc.	Previously filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2012, and incorporated herein by reference.

10.3	Agreement and Plan of Merger, dated as of January 24, 2012 by and among Trunity Holdings, Inc., Trunity, Inc. and Trunity Acquisition Corporation.	Previously filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on January 31, 2012, and incorporated herein by reference.

10.4	Trunity Holdings, Inc. 2012 Employee, Director and Consultant Stock Option Plan.	Previously filed as Exhibit 10.4 to the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2013, and incorporated herein by reference.

10.5	Investment Project Contract dated as of March 20, 2013, among Trunity, InnSoluTech LLP and Educom Ltd.	Previously filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2013, and incorporated herein by reference.

10.6	Share Purchase Agreement dated as of March 20, 2013, between Trunity and InnSoluTech LLP.	Previously filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2013, and incorporated herein by reference.

10.7	License Agreement dated as of March 20, 2013, between Trunity and Educom Ltd.	Previously filed as Exhibit 10.7 to the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2013, and incorporated herein by reference.

10.8	Form of Indemnification Agreement between Trunity and its Directors.	Previously filed as Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2013, and incorporated herein by reference.

10.9	Subscription Agreement dated as of May 28, 2013, by and between Trunity Holdings, Inc. and Pan-African Investment Company, LLC	Filed herewith.

10.10	Registration Rights Agreement dated June 5, 2013, by and between Trunity Holdings, Inc. and Pan-African Investment Company, LLC	Filed herewith.

10.11	Warrant, dated June 5, 2013, by Trunity Holdings, Inc. in favor of Pan-African Investment Company, LLC.	Filed herewith.

14	Code of Ethics.	Previously filed as Exhibit 14 to the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2013, and incorporated herein by reference.

21	Subsidiaries of the Company.	Previously filed as Exhibit 21 to the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2013, and incorporated herein by reference.

23.1	Consent of Cherry Bekaert LLP	Filed herewith.

23.2	Consent of Carlton Fields, P.A. (included in Exhibit 5.1).	Filed herewith.

23.3	Power of Attorney (included on the signature page hereto).	Filed herewith.